EXHIBIT 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated December 15, 2006, relating to the financial statements of the Rock-Tenn Company 1993 Employee Stock Purchase Plan, appearing in the Annual Report on Form 11-K of Rock-Tenn Company for the year ended September 30, 2006.
/s/ Cherry, Bekaert & Holland LLP
Cherry, Bekaert & Holland LLP
Atlanta, Georgia
February 8, 2006